Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

electroCore, Inc., Subsidiaries and Affiliate:

We consent to the use of our report dated March 30, 2018, with respect to the consolidated balance sheets of Electrocore, LLC, Subsidiaries and Affiliate as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, changes in convertible preferred units and members’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2017, incorporated herein by reference.

/s/ KPMG LLP

KPMG LLP

Short Hills, New Jersey
December 17, 2018